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                                                                   EXHIBIT 10.15


Dear Stan:

         We are pleased to offer you a contract of employment with Travelers/Aetna Property Casualty Corp. ("TAP") as Vice Chairman reporting directly to the Chairman of TAP. If you accept this offer, your employment will commence as soon as practicable. You will devote yourself full-time to this new position, except for charitable and personal investment activities consistent with a senior executive position at TAP. This letter summarizes the special contract terms that will govern your employment relationship. Except as provided in this letter agreement, your employment will be governed by the terms, policies and practices that are applied generally by TAP from time to time to its senior executive employees.

         In this position your base salary will be $18,750.00 payable semi-monthly ($450,000 per annum) in 1997. Your base salary in 1998 will be no less than your base salary in 1997. Your base salary in 1999 will be no less than your base salary in 1998. In addition you will participate in the Management Bonus Program which is discretionary and based on individual contribution and the performance of the Company. In your case, the bonus for the calendar year 1997 and for the calendar year 1998 will each be guaranteed to be a minimum of $450,000. The bonus for calendar year 1999 will be guaranteed to be a minimum of $650,000. Your compensation will be subject to participating in the Travelers/Aetna Property Casualty Corp. Capital Accumulation Plan (CAP) as in effect from time to time.

         We will recommend to the Nominations and Compensation Committee of the Board of Directors that you be granted a non-qualified stock option for 60,000 shares in the Travelers Group Stock Option Program. The price of this option would be determined by the closing price on the day before the Board of Directors Meeting or the date of your commencement of employment, whichever is later. The options would vest at a rate of 20% per year for 5 years.

         In addition, you will be entitled to the benefit of the following special provisions relating to severance:

         (i) If you are terminated without cause or if you die or become disabled prior to December 31, 1998, you or your heirs will be entitled to a severance payment equal to the greater of (x) $1,800,000 less the gross amount of salary and bonus already paid from January 1, 1997, through the date of termination and (y) $900,000. This severance amount will be paid in equal monthly installments over a two-year period following termination and will be subject to your non-competition with TAP during the period you receive such payments.


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         (ii) If you are terminated without cause after December 31, 1998, but prior to December 31, 1999, you will be entitled to a severance payment of $1,200,000 plus $25,000 for each calendar month or portion of a month that you are employed by TAP in 1999. That severance amount will be paid in equal monthly installments over a three-year period following termination and will be subject to your non-competition with TAP during the period you receive severance payments.

         (iii) If, at December 31, 1999, you have not been elected or appointed to a mutually acceptable position with TAP on reasonable and mutually acceptable terms, then you may elect during the thirty days following December 31, 1999, to terminate your employment and receive a severance payment of $1,500,000. This severance amount will be paid in equal monthly installments over a three-year period following termination and will be subject to your non-competition with TAP during the period you receive such payments.

         (iv) If you die or become permanently disabled after December 31,1998, but prior to December 31, 2001, or if you are terminated without cause after January 30, 2000, and before December 31, 2001, you or your heirs will be entitled to a severance payment of $900,000. That severance amount will be paid in equal monthly installments over a three-year period following termination and will be subject to your non-competition with TAP during the period you receive severance payments. After December 31, 2001, normal company severance policy will apply.

         (v) The foregoing severance provisions will be in lieu of all other claims relating to severance or other payments relating to a termination of your employment. All severance payments will be subject to normal withholding. Except as provided in paragraph (vi) below, the provisions of the CAP and Stock Options Plans, and all other employee plans, as in effect from time to time, shall apply to any termination.

         (vi) Notwithstanding any provision of the CAP to the contrary, if we owe you severance payments pursuant to paragraphs (i) through (iv) above, you will be entitled to receive in lieu of any benefit under CAP, an amount equal to the sum of the cash contributed to CAP in your name plus interest thereon at the rate of one year treasury notes calculated from the date of credit of the cash to CAP until the date of payment hereunder.


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         For purposes of the severance provisions in this agreement, you will be considered to be engaged in competition with TAP if you are employed in an executive management position or retained as a consultant to management by an insurance company or insurance holding company which is engaged in direct and substantial competition with TAP or any of its affiliated or associated companies. If, after the termination of your employment with us, you elect to return to the practice of law, we will not claim that you are engaged in competition with TAP if you or members of your firm perform legal work or are engaged to provide legal representation to competitors of TAP so long as you do not personally represent a client in a matter in which your client's interests conflict directly with TAP's interests. If the circumstances of your termination of employment with TAP entitle you to severance pay conditioned upon your non-competition, and you engage in competition with TAP, our sole remedy shall be to discontinue making further severance payments to you.

         You further agree that as long as you are employed by TAP and for three years following any termination of employment, you shall keep confidential all confidential information and trade secrets of TAP, or any subsidiaries or affiliates of TAP, and shall not disclose such information to any person without the prior approval of TAP, or use such information for any purpose other than in the course of fulfilling your duties pursuant to this Agreement. Upon any termination of your employment with TAP, you shall return any documents, records, data, books or materials of or pertaining to TAP, or its subsidiaries or affiliates in your possession or control and any work papers in your possession or control containing confidential information or trade secrets.

         You also agree that for a period of three years after your employment you will not induce or attempt to induce, directly or indirectly, any employees of TAP, or its subsidiaries or affiliates to terminate their employment with TAP, or its subsidiaries or affiliates.

         Your employment with us shall terminate upon the earlier occurrence of:
(i) your death or permanent disability; or (ii) the lapse of three (3) months from either party's receipt of written notice of termination from the other party. For purposes of this Agreement, you will be considered "permanently disabled" if, for a continuous period of six (6) months, you are unable to carry out the material duties of your office due to a physical or mental impairment or condition, as determined by an independent physician mutually selected by you and TAP.


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         Although we may terminate you for cause or without cause, if we terminate you without cause before January 1, 2002, we will pay you severance in accordance with this Agreement. For purposes of this Agreement, you will be considered terminated "for cause" if you commit: (i) an unlawful act during the course and scope of your employment with TAP or an act of moral turpitude or a serious felony even if outside the course or scope of your employment with TAP; or (ii) an act of gross negligence or willful misconduct that causes TAP to suffer a material monetary loss; or (iii) a material failure to attempt to perform your duties after TAP has given you written notice of such failure and a reasonable opportunity to cure; or (iv) a breach of the non-disclosure and non-solicitation provision of this Agreement. If you are terminated for any other reason, including, without limitation, if you resign your employment at our request or for good reason, you will be considered terminated "without cause." For purposes of this Agreement, your resignation shall be "for good reason" if we: (i) have materially breached the agreement and failed to cure the breach; (ii) assigned responsibilities or duties to you which are not of a senior executive nature and consistent with your title, expertise and prior employment history; or (iii) require you to relocate your principal office, other than to New York, without your consent. Your resignation shall not be considered to be "for good reason" unless you have given us reasonable notice and an opportunity to cure.

         You will be credited with five (5) years of service for purposes of vesting credit under the Company's retirement plan. We also agree that, if you do not collect your bonus for 1996 and certain other amounts which would have vested by December 31, 1996, due to you from your present employer, as a result of your resignation from your present employer and the commitment of your employment with TAP, we will reimburse you for such amounts up to an aggregate amount of $100,000. This amount will be paid to you on January 2, 1997. In connection with the foregoing, you represent to us that you are not subject to a contract or other legal prohibition which would prevent you from working for TAP.

         Your principal office will be in Hartford, Connecticut. In consideration for your willingness to relocate your principal office from New York City to Hartford, in addition to your regular salary, TAP will provide an apartment in Hartford or a housing allowance, all on a basis consistent with that employed for other senior executives of TAP. We will also reimburse you for the reasonable attorney fees and other transaction expenses which you incur in connection with this change of employment. This reimbursement shall not exceed $50,000. Finally, we will pay the reasonable moving expenses incurred in relocating your principal residence from New York City to Hartford.

         TAP offers a comprehensive employee benefits program which includes medical and dental coverage, life insurance, disability insurance, retirement plan, and 401(k) savings plan. You are eligible to participate in most of these plans on the first day your employment commences. An orientation to company benefits and other services will be provided soon after you begin employment.



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         This letter describes the terms of TAP's offer of employment. Any other discussions that you may have had with us are not part of our offer unless they are described in this letter or in the Travelers Group Principles of Employment which you should read carefully. In all respects this agreement will be governed by the laws of the State of Connecticut. If these terms are acceptable, please sign and return one copy of this letter, indicating thereby your acceptance of our offer and the special contract terms described herein. This offer will remain open and subject to your acceptance for a period of ten days from the date that your receive this letter.

         The federal government requires that you establish your employment eligibility within three days of your actual employment. Therefore, please complete the I-9 form and bring the requested documentation with you on your first day.

         We are confident that we can offer you a challenging and rewarding opportunity. We look forward to your acceptance of our offer and hope to hear from you as soon as possible. If you have any questions, please do not hesitate to contact me.

Sincerely,


/s/ James M. Michener
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James M. Michener




I accept the above offer of employment on the terms described.



/s/ Stanton F. Long
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Stanton F. Long

November 17, 1996
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Date